     As filed with the Securities and Exchange Commission on June 24, 2002
                                                     Registration No. 333-68836


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       NEWPORT INTERNATIONAL GROUP, INC.
                       ---------------------------------
                 (Name of Small Business Issuer in its Charter)

          Delaware                              6522                           23-3030650
------------------------------      ----------------------------       ---------------------------
  (State or jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)       Classification Code Number)       Identification Code Number)

                       11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
                                 (561) 389-6725
         (Address and Telephone Number of Principal Executive Offices)

                       11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
(Address of Principal Place of Business or Intended Principal Place of Business)

                             Soloman Lam, President
                       11863 Wimbledon Circle, Suite 418
                              Wellington, FL 33414
                                 (561) 389-6725
           (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:
                           Kathleen L. Deutsch, P.A.
                                Broad And Cassel
                      201 South Biscayne Blvd., Suite 3000
                              Miami, Florida 33131
                                  305-373-9400

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       ---------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2002

                         754,240 SHARES OF COMMON STOCK

                       NEWPORT INTERNATIONAL GROUP, INC.

         We are registering for sale 754,240 shares of our common stock owned by selling shareholders.

         We will not receive any proceeds from the sale of the 754,240 shares of common stock listed above. We will pay all legal and accounting fees and our out-of-pocket expenses in registering these shares for sale.

         There is no trading market for our common stock and the offering price of our common stock will be arbitrarily determined by the selling shareholders and any securities brokers/dealers that may make a market in our common stock in the future. One broker dealer, vFinance, Inc., has indicated its intention to make a market in our common stock. This broker estimates the initial bid price of the common stock will be $.25 and the initial asked price will be $.75 per share. If a market for our common stock develops, it would most likely be on the OTC Bulletin Board or the "pink sheets." We have reserved the symbol "NWPI" for our common stock. We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market. The actual number of shares sold and the prices at which the shares are sold will depend upon the market, if any, at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Our principal executive offices are located at 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414. Our telephone number is (561) 389-6725.

         YOU SHOULD CAREFULLY CONSIDER THE SECTION TITLED "RISKS OF INVESTING IN NEWPORT SHARES" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is June _____, 2002.




         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----

SUMMARY.........................................................................................................1

RISKS OF INVESTING IN NEWPORT SHARES............................................................................4

   Company Related Risks........................................................................................4

      We Have No Operating History And A Significant Accumulated Deficit On Which To Base
      An Investment Decision In Our Business....................................................................4

      We Expect To Continue To Have Both Operating And Net Losses For The
      Foreseeable Future........................................................................................4

      We Have Raised Limited Capital And Will Need Additional Capital To Commence
      Our Business..............................................................................................4

      Risk of War and Terrorism.................................................................................4

      Ownership Of Our Common Stock Is Concentrated Among Our Principal Shareholders, Officers
      And Directors Who Can Control All Significant Corporate Transactions......................................5

      Our Ability To Implement Our Business Plan Depends On Our Ability To Attract And Retain
      Key Personnel Which We May Not Be Able To Do..............................................................5

      We May Not Be Able To Pay Dividends To Our Shareholders For The Foreseeable Future........................5

      Currently There Is No Trading Market For Our Common Stock Making It Difficult For
      Shareholders To Sell Our Common Stock.....................................................................5

      The Offering Price Of The Shares Has Been Arbitrarily Determined And May Be Higher
      Than The Objective Value Of Our Shares....................................................................6

      The Availability Of Additional Shares For Sale Could Adversely Affect Our Share Price.....................6

      Our Common Stock May Be Subject To Penny Stock Regulation Which May Make It Difficult For
      Investors To Sell Our Common Stock........................................................................6

   Real Estate Development Risk Factors.........................................................................7

      We Do Not Have The Approximately $15.5 Million Needed To Purchase The Proposed Properties And
      Do Not Currently Have Sources Of Funding .................................................................7

      The Success Of The Sumter Project Depends On The Construction Of The Interchange Which
      Might Not Occur...........................................................................................7

      We Intend To Acquire Only Two Properties Initially Which Will Increase The Effect Of Any
      Decline In The Economy Of Sumter County On Us.............................................................7

      We May Not Receive Approval By Regulators For Our Development Applications Which Would Result
      In Costly Delays..........................................................................................7

      The Project May Not Generate Sufficient Operating Cash Flow To Meet Operating Expenses ...................8

      We Could Encounter Problems As A Result Of Using Debt To Finance Our Projects.............................8

      We May Suffer Environmental Liabilities Which Could Result In Substantial Costs...........................8

FORWARD-LOOKING STATEMENTS......................................................................................8

DETERMINATION OF OFFERING PRICE.................................................................................9

USE OF PROCEEDS.................................................................................................9

DIVIDEND POLICY.................................................................................................9

PROPOSED BUSINESS...............................................................................................9

PLAN OF OPERATION..............................................................................................15

DIRECTORS AND MANAGEMENT.......................................................................................16

PRINCIPAL SHAREHOLDERS.........................................................................................18

SELLING SHAREHOLDERS...........................................................................................19

PLAN OF DISTRIBUTION...........................................................................................20

CERTAIN TRANSACTIONS...........................................................................................21

OUR SECURITIES.................................................................................................22

SHARES ELIGIBLE FOR FUTURE SALE................................................................................23

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................24

LEGAL MATTERS..................................................................................................24

EXPERTS........................................................................................................24

WHERE YOU CAN FIND MORE INFORMATION............................................................................24

INDEX TO FINANCIAL STATEMENTS..................................................................................25

                                    SUMMARY

         NEWPORT

         We intend to become a real estate holding company and plan to develop a large multi-use project in Sumter County, Florida and acquire nine residential lots in Wellington, Florida. We plan to purchase a certain piece of property for the Sumter County project, sell and lease lots for development, and then manage a large commercial, industrial and residential mixed-use development. With respect to the Wellington lots, we plan to complete the infrastructure for the lots, construct an access road and offer the lots for sale. Our present activities are limited to securing acquisition financing for these properties.

         In November 2000, our President and Chief Executive Officer, Soloman Lam, entered into two exclusive land sales contracts to purchase approximately 3,300 acres in Sumter County, Florida for a total of $11.4 million. On February 12, 2002, the land contracts were canceled because we were unable to obtain financing to purchase them by such date. Simultaneously, Newport's President entered into contracts to purchase 2,300 of the 3,300 acres of land for $15 million. The Company deposited $10,000 in escrow pending the scheduled closing date, which has been extended until July 29, 2002. If we are able to obtain financing to purchase the property, Mr. Lam will assign the contracts to us. If we are unable to obtain financing, we will forfeit the deposit.

         Our preliminary feasibility study indicates that approximately 85% of the Sumter property is usable for commercial and residential purposes, which would be comprised of approximately 12,000,000 square feet of retail commercial space and approximately 2,300 residential home lots. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related amenities. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the Sumter property will likely be dedicated to wet land and wildlife habitat preservation.

         In order to develop the Sumter property, we will have to obtain approval for a development of regional impact, or DRI, from Sumter County, and redesignate the property's permitted uses through a land use plan designation amendment to the Sumter County comprehensive plan, as well as prepare a planned unit development, or PUD, zoning application, a conceptual master plan and a residential market study. These procedures and applications are estimated to take approximately 18 months to complete and there can be no assurance that the applications will be approved, or approved on terms favorable to us. The total cost of our preparation, investigation and due diligence studies is estimated to be approximately $1,000,000.

         In December 2001, Newport's President also entered into contracts to acquire 45 acres of vacant land in Wellington, Florida for $470,000. He placed $5,000 in escrow until the closings, three of which have taken place. Six of the contracts have expired, but may be renewed. At closing, Mr. Lam will acquire the properties and sell them to us, at his cost, as soon as we have adequate liquid funds. This property is zoned for single family homes and is expected to be used for nine five-acre estate homes. Such use is compatible with the Wellington area, which features estate homes that emphasize equestrian activities. Following our purchase of the land, we plan to complete the infrastructure for the lots, construct an access road and offer the lots for sale. We expect our sales efforts to begin between nine and 12 months after we purchase the lots.

         We plan to seek approximately $16 million in equity and debt capital for the Sumter project and $1.1 million for the Wellington lots to finance the land purchase, fund the DRI study and approval process, apply for bond funding and support our operations. We are in negotiations with one financing source to borrow approximately $16 million for the Sumter project secured by the property and a corporate guaranty. This proposed loan would have a five-year term and would bear interest at the greater of 9% per annum or the ten-year treasury bill rate plus 2.75% per annum. Interest would be payable quarterly, and the amount needed to service the loan during its term would be loaned to us and added to the principal balance. Principal would be due upon the maturity of the loan. This financing source is currently conducting a due diligence examination of us and thus has not yet entered into a binding agreement to make this loan. In addition, we have not yet begun seeking financing for the additional funds needed to develop the Sumter property.

         We expect to acquire the raw land for the Wellington lots in the next month and for the Sumter project during the next six to 12 months. The Sumter property is not likely to produce cash flow from deposits for an additional six to 12 months and is not likely to generate significant cash flow until after the DRI and other approvals have been obtained.

         NEWPORT'S HISTORY

         On October 30, 2000, Conservation Anglers Manufacturing, Inc., a Florida corporation, entered into a merger with First Philadelphia Capital Corp., a Delaware corporation, and First Philadelphia Capital Corp. survived the merger and changed its name to Conservation Anglers Mfg., Inc. On January 31, 2001, Conservation Anglers Mfg., Inc. filed an amendment to its certificate of incorporation to change its name from "Conservation Anglers Manufacturing, Inc." to "Newport International Group, Inc.," to better reflect and describe our current strategic direction.

         SUMMARY FINANCIAL INFORMATION

         The following is a summary of our financial statements, which are included elsewhere in this prospectus, and which should be read in conjunction with those financial statements.



                                        For the Three        For the Three           For the               For the
                                        Months Ended         Months Ended          Year Ended             Year Ended
                                       March 31, 2002       March 31, 2001        Dec. 31, 2001         Dec. 31, 2000
                                       --------------       --------------        -------------         -------------

STATEMENT OF OPERATIONS
DATA:
Revenues .....................          $     1,505          $         0           $     3,968           $         0
Operating Expenses ...........              393,302                6,989               164,871               102,969
                                        -----------          -----------           -----------           -----------
Net (loss) ...................          $  (391,797)         $    (6,989)          $  (160,903)          $  (102,969)
                                        ===========          ===========           ===========           ===========

SHARE DATA:
Loss per common share -
     basic ...................          $      (.06)         $      (.00)          $      (.03)          $      (.02)
                                        ===========          ===========           ===========           ===========
     diluted .................          $      (.06)         $      (.00)          $      (.03)          $      (.02)
                                        ===========          ===========           ===========           ===========

Weighted average
     number of common
     shares outstanding -
     basic ...................            6,583,087            5,000,000             5,403,702             5,000,000
                                        ===========          ===========           ===========           ===========
     diluted .................            6,583,087            5,000,000             5,403,702             5,000,000
                                        ===========          ===========           ===========           ===========

                                                As of                 As of
                                           December 31, 2001      March 31, 2002
                                           -----------------      --------------

BALANCE SHEET DATA:
Cash............................              $    660              $     888
Total current assets............              $    n/a              $     n/a
Total assets....................              $313,549              $ 324,982
Total current liabilities.......              $    n/a              $     n/a
Total liabilities...............              $314,417              $ 411,442
Stockholders' equity............              $  (868)              $ (86,460)


         THE OFFERING

         The offering consists of 754,240 shares of common stock offered by certain selling shareholders. We are not offering any shares for sale and will not receive any of the proceeds from the offering.

         The selling shareholders will likely sell the shares in private transactions or at prevailing market prices. There is presently no market for our common stock. As a result, the price at which selling shareholders will sell their stock is likely to vary depending upon a number of factors, including interest in the common stock by third parties and whether we are able to retain a securities broker/dealer to make a market in our common stock. Consequently, we cannot estimate the offering price of the common stock at this time.

         We have agreed to pay all costs and expenses relating to the registration of our common stock, but the selling shareholders will be responsible for the payment of any commissions or related charges in connection with the offer and sale of their shares, and for the cost of their personal legal counsel, if any. The selling shareholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

                      RISKS OF INVESTING IN NEWPORT SHARES

         Investment in our securities involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

COMPANY RELATED RISKS

         WE HAVE NO OPERATING HISTORY AND A SIGNIFICANT ACCUMULATED DEFICIT ON WHICH TO BASE AN INVESTMENT DECISION IN OUR BUSINESS

         We were formed in December 1999. Since then we have raised initial capital and developed a business plan but we have not commenced operations. As a result, we have no operating history on which you can evaluate our proposed business and our prospects. Through March 31, 2002, we had an accumulated deficit of $655,669. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives.

         WE EXPECT TO CONTINUE TO HAVE BOTH OPERATING AND NET LOSSES FOR THE FORESEEABLE FUTURE


         We incurred losses of $391,797 for the three months ended March 31, 2002, and losses of $160,903 for the year ended December 31, 2001 because we have not commenced operations and have not generated any revenue. We expect to acquire raw land and commence operations during the next six to 12 months. The Wellington project is expected to begin producing cash flow in the next nine to twelve months; however, the Sumter project is not likely to produce cash flow from deposits for an additional six to 12 months after we acquire it, and is not likely to generate significant cash flow until after the DRI and other approvals have been obtained. We cannot estimate when cash flows from our projects will exceed cumulative losses or whether we will be able to acquire the properties at all.


         WE HAVE RAISED LIMITED CAPITAL AND WILL NEED ADDITIONAL CAPITAL TO COMMENCE OUR BUSINESS

         To date, we have raised approximately $700,000 for working capital by selling common stock and a convertible debenture in a private placement transaction. We used and are using these funds to develop our business plan, identify real estate investment opportunities, pay expenses to prepare our required filings with the SEC and complete this offering. These funds were not intended to be sufficient to implement our business plan. We will need to raise additional funds, both in the form of equity and debt, to acquire the proposed project and commence operations. At present, we expect that we will require approximately $17.1 million for such purposes. This amount could change as we refine and implement our business plan. We believe we can borrow a large portion of the funds needed to acquire the proposed property, and plan to raise the balance through the sale of common stock; however, we do not have firm commitments for any additional financing.

         As a result, we may not be able to raise this capital when needed or, if we are able to raise additional capital, it may not be on favorable terms. If this should occur, we would not be able to commence operations. In addition, if we raise additional funds through the issuance of common stock, or other equity or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience dilution.

         RISK OF WAR AND TERRORISM

         Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our business and could have an adverse effect on our operations and financial results. Travel and tourism, in central Florida and throughout the United States and the world, have been significantly affected since the events of September 11, 2001. Our revenue will be generated, in part, from businesses that rely on travel and tourism. If this industry is weak, our commercial lease revenue will likely be adversely affected. Our revenue will also depend on trends in residential homebuilding, which are impacted by interest rates and general economic trends, among other things. Although interest rates have fallen, the economy remains weak. The economic uncertainty stemming from the terrorist attacks of September 11, 2001, may continue through the pending war-time economy. At this time, we are unable to predict what impact a prolonged war on terrorism will have on the respective economies of the United States and Florida or how it will affect our operations.

         OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED AMONG OUR PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS WHO CAN CONTROL ALL SIGNIFICANT CORPORATE TRANSACTIONS

         Our directors, executive officers and principal shareholders, and their affiliates, beneficially own approximately 77% of our outstanding common stock. As a result, these shareholders can exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Newport.

         OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL WHICH WE MAY NOT BE ABLE TO DO

         Our future success will depend to a significant extent on the continued services of our Chief Executive Officer, Soloman Lam, and our Vice President of Development and Engineering, Vernon Priest. Mr. Priest currently works part time for us and does not earn a salary. The loss of either of these officers or directors would likely have a significantly detrimental effect on our business. We do not have employment contracts with these officers and do not maintain "key man" life insurance policies for any of our officers or directors.

         Our prospects will also depend on our ability to attract and retain highly qualified sales and marketing, and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to employ or retain such personnel.

         WE MAY NOT BE ABLE TO PAY DIVIDENDS TO OUR SHAREHOLDERS FOR THE FORESEEABLE FUTURE

         We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors consider relevant.

         CURRENTLY THERE IS NO TRADING MARKET FOR OUR COMMON STOCK MAKING IT DIFFICULT FOR SHAREHOLDERS TO SELL OUR COMMON STOCK

         As of the date of this prospectus, there is no public market for our common stock. This prospectus is a step toward creating a public market for our common stock, which may enhance its liquidity. Following the date of this prospectus, we plan to engage a securities broker/dealer to make a market in our common stock. There can be no assurance, however, that we will be able to retain an acceptable market maker, or that even if we do so, a meaningful trading market will develop as a result of such market maker's efforts. Because we lack a public market for shares of our common stock, the offering price of the shares will be arbitrarily determined by the selling shareholders. This in turn, could cause the sale prices of our common stock to vary widely. Such market fluctuations may have a material adverse effect on shareholders and make it difficult for shareholders to sell our common stock.

         THE OFFERING PRICE OF THE SHARES HAS BEEN ARBITRARILY DETERMINED AND MAY BE HIGHER THAN THE OBJECTIVE VALUE OF OUR SHARES

         The initial asked price of $.75 per share has been arbitrarily determined by us together with a proposed market maker for Newport and bears no relationship whatsoever to our assets, earnings, book value, or any other objective standard of value. Among the factors considered by us were our lack of operating history, estimates of our business potential, our relative requirements, prior sale prices for our common stock and the current market conditions in the over-the-counter market. You are therefore bearing the risk that you are paying more for our shares than our shares are objectively worth or valued by the public markets. This could result in an insufficient return, or even a loss, on your investment even if we do successfully purchase and develop our proposed property.

         THE AVAILABILITY OF ADDITIONAL SHARES FOR SALE COULD ADVERSELY AFFECT OUR SHARE PRICE

         Our promoters and affiliates could sell a sufficient volume of shares of common stock to lower the share price. Of our common stock presently issued and outstanding, 6,448,000 shares are held by our promoters and affiliates as "restricted securities," as that term is defined under the Securities Act, and in the future may be sold pursuant to this or another registration statement filed under the Securities Act. Some of these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act. This conclusion is based on the position of the staff of the Division of Corporation Finance of the SEC that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute the shares to the public without coming within the registration requirements of the Securities Act. Therefore, certain of these promoters or affiliates, or their transferees, can only resell their shares through an effective registration statement. Prospective investors should be aware that there is a risk that such sales would have a depressive effect on the market price of our securities in any market which may develop for our securities. If our promoters or affiliates did not hold these shares, there would not be the same risk of a depressive effect on the price of the shares you hold.

         OUR COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATION WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL OUR COMMON STOCK

         The Securities and Exchange Commission has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Our common stock will likely be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock, and accordingly, holders of our common stock may find it difficult to sell their common stock, if they are able to do so at all.

REAL ESTATE DEVELOPMENT RISK FACTORS

         WE DO NOT HAVE THE APPROXIMATELY $15.5 MILLION NEEDED TO PURCHASE THE PROPOSED PROPERTIES AND DO NOT CURRENTLY HAVE SOURCES OF FUNDING

         We have entered into contracts to purchase unimproved land for our proposed projects for approximately $15.5 million. We are in negotiations with one financing source, but have not yet secured financing for the purchase of either of the properties. In addition, we have not yet begun seeking financing for the additional funds needed to develop the property. If we are unable to secure both acquisition and development financing, we will be unable to purchase one or both of the properties, which may cause us to change our business plan. If we are unable to identify and obtain financing for an alternative property, we may not be able to commence operations.

         THE SUCCESS OF THE SUMTER PROJECT DEPENDS ON THE CONSTRUCTION OF THE INTERCHANGE WHICH MIGHT NOT OCCUR

         Although Sumter County has indicated in writing its intention to widen CR-468, we do not have any written commitment that it intends to construct a toll-free interchange of the Florida Turnpike at the intersection of CR-468. We have informally learned that it intends to construct this interchange, which would access the proposed property, and we understand that a first draft of architectural plans for the interchange has been prepared, but there can be no assurance that the interchange will actually be built. The lack of an interchange would adversely affect the viability of the proposed project, as access to the proposed project would be severely diminished.

         WE INTEND TO ACQUIRE ONLY TWO PROPERTIES INITIALLY WHICH WILL INCREASE THE EFFECT OF ANY DECLINE IN THE ECONOMY OF SUMTER COUNTY ON US

         We plan to purchase two proposed properties, which will require substantially all of our resources and attention. Although we may acquire additional properties in the future, we do not have any present intention to make additional acquisitions. Our limited diversification will subject us to economic fluctuations both within the real estate industry as well as within the geographic market in which the properties are located. This limited diversification would likely increase the negative impact of any decline in the economy of Sumter County, where the largest of our proposed properties is located, on our financial condition as a whole.

         WE MAY NOT RECEIVE APPROVAL BY REGULATORS FOR OUR DEVELOPMENT APPLICATIONS WHICH WOULD RESULT IN COSTLY DELAYS

         We have conducted a feasibility study for the proposed Sumter County project and have gained preliminary comfort that the project can be developed as planned. We will not, however, undertake a more detailed investigation of the property until after we acquire it. Our investigation will likely include, among other things, civil engineering, traffic engineering, an archaeology study, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a proposed land use plan designation amendment to Sumter County's comprehensive plan, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, requirements and applications will require federal, state and local approval. There can be no assurance that the regulators will approve these studies or applications, or approve the studies or applications on terms favorable to us. The failure to obtain any approval or the imposition of significant limitations on the development of the property would adversely affect us, and in some cases, could cause us to determine not to develop the property at all. If we decide not to develop the property, we would likely seek to sell it and identify another property that provided similar development opportunities as the proposed property. If we do not develop the proposed property, it is likely that we will have to modify our business plan, possibly in significant respects that we cannot currently predict.

         THE PROJECT MAY NOT GENERATE SUFFICIENT OPERATING CASH FLOW TO MEET OPERATING EXPENSES

         We plan to generate income from sales of land for residential development and leases of land for commercial development. Revenue will depend on a number of factors, including changes in economic conditions and may not be received at regular intervals, which could result in large swings in our revenue. Debt service payments and property holding costs are likely to be much more predictable and steady, but could increase significantly, if there are increases in costs such as real estate taxes, insurance premiums and utilities or if there are increases in interest rates. We will have no control over potential increases in these expenses. If our revenue is insufficient to meet our debt service and property holding costs, we will need to identify additional sources of funding or risk defaulting on our financing and losing the project in foreclosure.

         WE COULD ENCOUNTER PROBLEMS AS A RESULT OF USING DEBT TO FINANCE OUR PROJECTS

         We plan to borrow money to pay for the acquisition, development and operation of the proposed project and for other general corporate purposes. By borrowing money, we will expose ourselves to several risks, including the following:

-        the inability to repay the debt when due;

-        increases in debt service payments due to variable interest rates

-        reduced access to additional debt financing for other purposes; and

-        loss of the property that secures any debt upon default of the loan.

         WE MAY SUFFER ENVIRONMENTAL LIABILITIES WHICH COULD RESULT IN SUBSTANTIAL COSTS

         Under various federal, state, and local laws, ordinances, and regulations, the owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances located on or in, or emanating from, such property, as well as costs of investigation and property damages. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner or operator's ability to sell or lease a property or borrow using the property as collateral. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in substantial costs to us or may result in the need to cease or alter operations on the property.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and/or releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "might," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important facts, including but not limited to those risk factors discussed herein below.

                        DETERMINATION OF OFFERING PRICE

         There is no trading market for our common stock. The offering price of our common stock will be determined arbitrarily by the selling shareholders and any broker/dealers that may make a market in our common stock in the future. One broker/dealer, vFinance, Inc., has advised us that it intends to make a market in our common stock. It estimates that the initial offering price will be between $.50 and $.75 per share. This broker/dealer, however, is not obligated to make a market in our common stock, and even if it does so, may commence trading at a different price. If there are no market makers for our common stock at the time of a sale, the offering price may vary widely depending on the level of interest in our common stock by prospective purchasers.

         We have not yet retained any market makers for our common stock. Although we believe we will engage vFinance, Inc. soon after the date of this prospectus, there can be no assurance that we will be successful in retaining one. If we are successful, and a market for our common stock develops, it would most likely trade on the OTC Bulletin Board or in the "pink sheets." We have reserved the symbol "NWPI" for our common stock. We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market.

                                USE OF PROCEEDS

         The proceeds of the offering will go directly to the selling shareholders. None of the proceeds will be available to us.

                                DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and other factors that our Board of Directors may consider to be relevant.

                               PROPOSED BUSINESS

         OVERVIEW

         Newport intends to become a real estate holding company that will specialize in large-scale commercial, industrial and residential mixed-use property development. We do not currently own any real estate. Our present activities are limited to securing acquisition financing for the 2,300 acres located in Sumter County that we propose to acquire and develop and for the nine residential lots located in Wellington, Florida that we propose to acquire. Our management team includes professionals with experience in a wide range of real estate development including design, budgeting, permitting, licensing, contracting, land use amendments, and developments of regional impact. We intend to commence operations by purchasing raw land and developing one large mixed-use development and select residential estates.

         THE PROPOSED PROJECTS

         In November 2000, Newport's President entered into a contract to purchase approximately 3,300 acres of unimproved land located in Sumter County, Florida for approximately $11.4 million. The property is strategically located in central Florida, 45 minutes from Disney World in the Orlando, Florida area, and one hour from Tampa, Florida. On February 12, 2002, the land contracts were cancelled because we were unable to obtain financing to purchase them by such date. Simultaneously, Newport's President entered into contracts to purchase 2,300 of the 3,300 acres of land for $15 million. The Company deposited $10,000 in escrow pending the scheduled closing date, which has been extended until

July 29, 2002. If we are able to obtain financing to purchase the property, Mr. Lam will assign the contracts to us. If we are unable to obtain financing, we will forfeit the deposit.

         The Sumter property is dissected by Interstate I-475/ Florida Turnpike from the north and south, and State Road CR-468 from the east to west. State Road CR-468 is currently a two-lane road and crosses over the Turnpike as a flyover without access to the Turnpike. The City of Wildwood, located five miles from the property, has already constructed water mains and force mains through the property. In an effort to promote business activity in Sumter County, the county has indicated that it plans to expand CR-468 from two-lanes to four-lanes. Based on informal conversations, we also believe that it plans to construct a toll free interchange at the point where CR-468 meets the Turnpike on or before 2005. In 2000, Sumter County officials advised us in writing that the first phase of the CR-468 road expansion was to begin in early 2001. To our knowledge, construction has not yet commenced, but the expansion of nearby roads is underway so we believe the CR-468 expansion will begin in the near future.

         The land is presently zoned as agricultural and is used for cattle grazing, agricultural ranching and watermelon fields. As a result of the planned construction of the interchange, we have conducted a feasibility study, and as a result of the study, preliminarily believe that through a proposed land use plan designation amendment to Sumter County's comprehensive plan, the land can be redesignated for mixed-use (commercial, industrial and residential) purposes. After we acquire the property, we will undertake a more detailed investigation of the property. Our investigation will likely include, among other things, civil engineering, traffic engineering, and archaeology studies, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a proposed land use plan designation amendment to Sumter County's comprehensive plan, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, applications and designations will require federal, state, county and local approval. There can be no assurance that the regulators will approve any of the applications or studies, or approve the applications or studies on terms favorable to us. We believe that Sumter County will support our applications due to its road expansion plans which will support additional development.

         Our preliminary study indicates that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of approximately 12,000,000 square feet of retail commercial space and approximately 2,300 residential home lots. The retail commercial space would include 11,000,000 square feet of prime commercial space, 900,000 square feet of neighborhood commercial space and 140,000 square feet of office space. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related businesses. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the property will likely be dedicated to wet land and wildlife habitat preservation.

         Beyond our intention to dedicate 15% of the property to wetlands and to a wildlife habitat, we have not yet examined the environmental implications with respect to the property. We will need to investigate any environmental impacts our plans will have on wetlands, storm water, air, transporting sink holes and wildlife. Various federal, state and local laws impose liability on an owner, whether it has knowledge or not, for toxic or hazardous materials found on a property. If such an environmental hazard is found on our proposed property, we may be exposed to substantial costs.

         We intend to develop the key commercial areas surrounding the interchange first, and radiate outward as businesses develop and move in. We will mitigate the risks associated with residential and commercial construction because we will not directly handle any of the construction on the property. We plan to sell residential plots to established home builders that have expertise in single-family home construction (or enter into joint venture arrangements with builders who will be responsible for the construction) and lease the commercial plots to large companies who will supervise all aspects of their specific site construction. Because Sumter County does not impose impact fees on new development, developers will realize a substantial savings compared to the development in a county that has impact fees.

         Impact fees are the fees a local government can charge for new development in its jurisdiction to offset a portion of the additional cost for public facilities needed to serve the new development. Local governments often feel constrained by shrinking state and federal funding. Impact fees offer a mechanism for ensuring that the development community bears a reasonable share of the costs of additional public facilities required as a result of new development. Impact fees shift the burden of these costs from existing taxpayers to developers. Impact fees vary by county and type of development, but for a project of single family residences similar to the residential portion of our proposed project in nearby Lake County, they would likely range between $9 million and $13 million. The impact fees for commercial development vary substantially. Although we have not attempted to quantify these fees, they will also be substantial. We believe both commercial businesses and residential developers will be lured to our project, in part, due to the absence of impact fees in Sumter County.

         We intend to acquire the property as soon as we obtain financing which we expect to occur in the next six to twelve months. Following our purchase of the property, we will complete all site plans, prepare a proposed land use plan designation amendment to Sumter County's comprehensive plan, commence the DRI process and seek financing (including the bond issuance described below). Once this step is completed, which should occur within 18 to 24 months after we purchase the property, we will begin construction and coordinate our development and construction with the widening of CR-468 by Sumter County from two lanes to four lanes and the anticipated construction of the Florida Turnpike/CR-468 interchange.

         We hope that because of our strategic location and easy access from the Florida Turnpike, our property will attract national commercial tenants. We believe that our proximity to Orlando and Tampa will be appealing to homebuilders and ultimately to people who wish to commute to their jobs in a big city while living outside a big city. The residential community will also provide business for our commercial tenants. The commercial tenants, in turn, will create employment opportunities for the local population and thus appeal to homebuilders. As employment opportunities become available, we believe that the demand for residential housing in our development, which will be known as "Newport," will increase.

         In December 2001, Newport's President also entered into contracts to acquire 45 acres of vacant land in Wellington, Florida for $470,000. He placed $5,000 in escrow until the closings, three of which have occurred. Six of the contracts have expired, but may be renewed. Following the closings, we will purchase the lots from Mr. Lam, at his cost, as soon as we obtain the required liquid funds. This property is zoned for single family homes and is expected to be used for nine five-acre estate homes. Such use is compatible with the Wellington area, which features estate homes that emphasize equestrian activities. Following our purchase of the land, we plan to complete the infrastructure for the lots, construct an access road and offer the lots for sale. We expect our sales efforts to begin between nine and 12 months after we purchase the lots.

         PROPOSED PROJECT FINANCING

         We plan to seek approximately $16 million for the Sumter project and $1.1 million for the Wellington lots in equity and debt capital to finance the land purchases, pursue the proposed land use plan designation amendment to Sumter County's comprehensive plan, fund the DRI process, apply for the bonds described below and support our ongoing operations. We are in negotiations with one financing source to borrow approximately $16 million for the Sumter project secured by the property and a corporate guaranty. This proposed loan would have a five-year term and would bear interest at a minimum of 9% per annum. We would also enter into a joint venture with the financing source, share profits equally with the source, and issue 1,000,000 shares of our common stock to the source. This financing source is currently conducting a due diligence examination of us and thus has not yet entered into a binding agreement to make this loan. In addition, we have not yet begun seeking financing for the additional funds needed to develop the Sumter property.

         Due to the size and magnitude of the project, we plan to seek community development district, or CDD, status to raise the funds to construct the necessary infrastructure such as roads, curbs, water, electricity and sewer connections on the property. A Community Development District, as authorized by the State of Florida, is an independent local special-purpose government that may levy taxes and issue bonds, which allows the private sector to finance and manage basic infrastructure and services. A landowner must file a petition in order to gain CDD status. The landowner must provide various information about the property, the proposed development, and the anticipated cost of the proposed services. The petition is evaluated, in part, based on whether the proposed CDD would be consistent with the state and local comprehensive plans, whether the property is of sufficient size and shape to be developable as one functional interrelated community, whether the CDD represents the best alternative for delivering the proposed services and facilities to the area, whether the services and facilities will be compatible with existing local and regional services and facilities and whether the area is amenable to separate special-district government.

         We believe that we can qualify for CDD status because we will own all of the land at issue and we would be promoting the development of a rural area where there will be a positive economic impact on the surrounding community. Assuming we obtain CDD status, the landowners within the CDD will elect a Board of Supervisors for the CDD on a one vote per acre basis. The Board of Supervisors will decide whether the CDD should issue bonds. Because we will own the majority of the land in the CDD in the early years, we believe the CDD will issue the bonds necessary to pay for the infrastructure expenses. CDD bonds offer good yields on a tax-free basis and typically have 20-25 year terms. Newport plans to obtain credit enhancement for these bonds to assure a AAA rating. Interest on these bonds is typically much lower than rates on commercial loans.

         THE AREA SURROUNDING SUMTER PROPERTY

         According to US Census figures, Sumter County's population grew from 31,577 to 53,345 between 1990 and 2000, which represents a 69% growth rate, and Sumter is one of the fastest growing counties in the State of Florida. The county is development-friendly and has shown its commitment to development by its agreement to make certain road improvements, such as the widening of CR-468. Additionally, Sumter County has no impact fees, a fact which we believe could save our commercial tenants substantial amounts and our residential developer-partners an estimated $9-13 million over the life of the project.

         Located within 10 miles of the CR-468 interchange is a large-scale residential retirement development in Lady Lake, Florida known as "The Villages." The Villages has grown to over 13,000 homes and 25,000 people during approximately the last ten years. We have been advised that the Villages also supports the County's proposed road improvements and the addition of a CR-468 interchange. Ultimately, we believe we will benefit directly from our proximity to The Villages by forming a strategic relationship with The Villages and having an ally committed to continued growth in

Sumter County. The Villages' public relations and regional and national marketing and advertising campaigns should also help create national awareness of the many opportunities to relocate to Sumter County.

         COMPETITION

         The real estate development industry, both residential and commercial, is well developed in Florida. Competition in the industry is intense and is based primarily on location, land use plan designation, availability of capital, timing of development and price. We will compete for properties with other real estate developers, many of whom have greater financial resources, revenues and geographical diversity than we have. We will also face competition for residential purchasers and commercial tenants from larger cities, such as Orlando, Tampa and Wildwood, which offer greater resources and more employment opportunities. We believe we can succeed because of our strategic location and easy access to the Florida Turnpike, as approximately 35,000 vehicles a day will pass by our project. Each of these vehicles is a potential customer for the fast food restaurants, hotels and gas stations that are likely to be developed on the property.

         With respect to the Sumter property, Mr. Lam, our President, currently has an exclusive option to purchase the proposed property prior to July 29, 2002. Although we have not yet received a financing commitment to purchase the property, we are evaluating several different financing proposals. We are not aware of any competition for our proposed property or for any of the financing options we are pursuing.

         EMPLOYEES

         We currently have one full-time and four part-time employees and anticipate increasing our workforce to between seven and ten full-time employees with 18 to 24 months after we purchase the property. During this same time period, we plan to retain ten to 12 professionals, on a contract basis, to assist us in the development of the property.

         GOVERNMENT APPROVALS AND REGULATIONS

         We will be subject to various federal, state and local laws and regulations concerning planning and zoning, building design, construction and environmental issues. As a result, we may experience delays, additional costs, restrictions on development in environmentally sensitive areas, or other problems in the issuance of the necessary permits and/or licenses to purchase and develop our proposed project. In addition, we cannot assure that we will be able to obtain the necessary licenses or permits at all. We may also be subject to periodic delays due to building moratoria and other regulatory issues. Such delays could be costly.

         Many of the governmental approvals required will relate to the DRI process, which is governed by Florida State laws and regulations. A DRI is any development which, because of its character, magnitude or location, would have a substantial effect on the health, safety or welfare of citizens in more than one county. The DRI process is coordinated at the state level and at the local level by one of the state's 11 regional planning councils. The Withlachochee Regional Planning Council, which is responsible for Sumter County, will play the primary role in coordinating the multi-agency review of our proposed project at the regional level. The Planning Council will consider the proposed project's impact on transportation, roads, schools, environment, utilities, human resources, public safety and other public concerns, and studies will be prepared in connection with many of these concerns. The Planning Council will conduct a pre-application review of the proposed project and at least two sufficiency reviews of the DRI application. The Planning Council's full Board of Directors will then recommend, recommend with modifications or not recommend that a development order be authorized. After final review by the Planning Council's full Board of Directors, whether recommended or not, the DRI application will be forwarded to the local governing body for determination of whether a development order should be authorized. In our case, because the property is located in unincorporated Sumter County, the development order will be reviewed by the Sumter County Commission. At each step, the State will also play a key role in deciding whether the DRI is approved and a development order is issued.

         Throughout the approval process, many local and state departments will provide input on our DRI application. These governing entities include, among others, the Florida Department of Community Affairs, the Florida Department of Transportation, the Florida Department of Environmental Protection, the Southwest Water Management District, the Sumter County Division of Planning and Development, the Florida Fish and Wildlife Conservation Commission, the City of Wildwood, the City of Coleman, the Army Corps of Engineers, the Florida Division of Historical Resources, the State Division of Forestry, the Florida Division of Natural Resources, the Sumter County School Board and the U.S. Fish and Wild Life Service. After receipt of input from these various agencies, the Planning Council will coordinate their reports and present them to us.

         The proposed land use plan designation amendment to Sumter County's comprehensive plan will be subject to approval by the Sumter County Board of County Commissioners.

         We will also be subject to a variety of federal, state, and local laws and regulations concerning the protection of health and the environment. The particular environmental laws which could apply to our proposed project will depend on the site's environmental condition, the present and former uses of the site, as well as that of adjoining properties. Because we have not yet conducted an environmental audit of the proposed property, we do not know which laws will apply to the property or what compliance problems they may present.

         We do, however, know certain agencies and laws that will have jurisdiction over or may be applicable to our property. The Southwest Florida Water Management District will evaluate the water and lake storage on the property and evaluate additional man-made water bodies that may be required to meet the water storage retention requirement. The Florida Department of Environmental Protection will evaluate the environmental impact of such things as wetlands, storm water, air, transportation, sink holes and wildlife. Some of the state laws which may apply include the Florida Air and Water Pollution Control Act, the Florida Environmental Land and Waste Management Act of 1972, the Florida Safe Drinking Water Preservation Act, the Outdoor Recreation and Conservation Act and the Florida Environmental Education Act. Some of the federal laws which may apply include the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Federal Endangered Species Act.

         The establishment of a CDD will also involve various state and local agencies. We will file our petition for the CDD with the Florida Land and Water Adjudicative Commission. Much of the information required for the CDD petition will be taken from the DRI application.

         DESCRIPTION OF PROPERTY

         We presently lease office space located at 11863 Wimbledon Circle, Suite 418, Wellington, FL 33414. This lease, which continues on a month-to-month basis, commenced in September 2000 with monthly rental payments of $500.00.

         Our President has entered into contracts to purchase approximately 2,300 acres of raw land in Sumter County, Florida for $15.0 million. The Company deposited $10,000 into escrow pending closing, which has been extended to occur on or before July 29, 2002. The property is currently being used for cattle grazing, agricultural ranching and watermelon fields. If we are able to purchase the property, our President will assign the contracts to us. The property is currently being used for cattle grazing, agricultural ranching and watermelon fields. We intend to amend the land use plan designation within Sumter County's comprehensive plan to accommodate commercial, industrial and residential uses. Our preliminary studies indicate that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of 12,000,000 square feet of retail commercial space and approximately 2,300 residential home lots.

         Our President has entered into contracts to purchase 45 acres of raw land in Wellington, Florida for $470,000. He deposited $5,000 in escrow pending the closings, three of which have occurred and six of which are expected to occur in the next few weeks. Following the closings, we will purchase the lots from our President once we obtain the required liquid funds. The Wellington property is currently zoned for single-family homes and is expected to be used for nine five-acre lots. We intend to clear the land, construct an access road and offer the lots for sale as estate homes with a distinct equestrian flair.

         LEGAL PROCEEDINGS

         There are no legal actions pending against us nor any legal actions contemplated by us at this time.

                               PLAN OF OPERATION

         To date, we have raised approximately $700,000 in initial seed capital from friends and family members by selling our common stock and issuing a convertible debenture and have borrowed $47,185 from a commercial bank as of March 31, 2002. We have used these funds to create our business plan and pay the expenses associated with creating and maintaining a company that files reports with the SEC. If we are unable to obtain sufficient financing, we will not purchase one or both of the properties. If we do not purchase the properties, we should have enough resources for the next 12 to 18 months.

         The aggregate purchase price of the properties is approximately $15.5 million. Following the purchase of the Sumter County property, we anticipate spending an additional $1 million to complete our studies of the property and the rezoning, permitting and approval process. With respect to the Wellington property, we plan to spend approximately $600,000 for infrastructure.

         We plan to pay for these costs through the proceeds of debt and equity financings. We also plan to seek community development bonds to pay for infrastructure costs, which we estimate at $90-$100 million. We have not yet received a firm commitment for any financing and there can be no assurance that we will be able to obtain one. If adequate funds are not available, we may be required to delay or curtail our plans or obtain funds by entering into arrangements with collaborative partners or others who may require us to relinquish some of our rights to the property.

         The following is a proposed timetable for our activities:

Present                                      -  obtain financing for the
                                                purchase of the Wellington
                                                property

                                             -  seek and obtain financing for
                                                the purchase of the Sumter
                                                property

Next six to twelve months                    -  commence sales of Wellington
                                                lots

Eighteen to twenty-four months after         -  complete the DRI and land use
purchase of Sumter County property              plan designation amendment
                                                procedures for Sumter County
                                                project

                                             -  develop our master site plans
                                                and identify all land usage for
                                                Sumter County project

                                             -  initiate contacts with
                                                potential developers, partners
                                                and commercial tenants in
                                                various sectors for Sumter
                                                County project

                                             -  apply for CDD status and begin
                                                accepting deposits on the sale
                                                or lease of parcels for Sumter
                                                County project

                                             -  increase staff to seven to ten
                                                full-time personnel and ten to
                                                twelve contract professionals
                                                for Sumter County project

         If we are unable to purchase the Wellington property because we are unable to secure financing, we will focus our efforts solely on the Sumter County project, which is much more significant to us. If we are unable to purchase the Sumter County property because we are unable to secure financing, we will seek to locate an alternate property with similar development potential. We would likely seek a mixed use property in Florida for an alternate property. We would also seek to identify a property in an area that is likely to experience an increase in population or property values.

                            DIRECTORS AND MANAGEMENT

         Each of our directors is elected by our shareholders to a term of one year and serves until his or her successor is elected and qualified. Each of the officers is appointed by the Board of Directors and serves at the discretion of the Board of Directors. The Board of Directors does not have a nominating, audit, or compensation committee.

         The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:


     NAME                      AGE                               POSITION(S)                              DIRECTOR SINCE
------------------------------------------------------------------------------------------------------------------------

Soloman Lam                     48                       CEO, President, Treasurer                            2000
                                                                And Director

Redding Stevenson               56                        Chief Operating Officer                             2000
                                                                And Director

Sara Lam                        48                                Director                                    2000

Samantha Lam                    23                                Director                                    2000


Vernon Priest                   52                    Vice President of Development and                       2000
                                                          Engineering and Director

Tina Giacalone                  50                         Secretary and Director                             2000

                                                     Vice President of Public Relations                       2000
Clinton Beckwith                59                              And Director


         We do not have employment agreements with any of our executive officers, although we have agreed to enter into an employment agreement with Mr. Soloman Lam effective as of January 1, 2002. At present, Mr. Soloman Lam devotes his full time to our business and the rest of our executive officers provide services to us on a part-time basis without compensation. Each of Messrs. Stevenson, Priest, Giacalone and Beckwith devote approximately 10% of their time to our business. We anticipate that our executive officers (other than Mr. Lam) will continue to work part-time until after we acquire the Sumter property. Once we acquire the Sumter property, Mr. Priest will gradually increase the time he devotes to us over the development period. Once we commence accepting deposits, Mr. Stevenson and

Mr. Beckwith will begin dedicating more time to us. We expect that we will begin paying our executives salaries, which have not yet been determined, once we begin producing revenue, and that our executives will devote their full time to us within eighteen to twenty-four months after we purchase the Sumter property.

         SOLOMAN LAM has served as Chief Executive Officer, President, Treasurer and a director of Newport since 2000, and is responsible for our accounting and financial reporting. From 1977 to 1999, Mr. Lam served as President of Equewest Investment Ltd., a commercial and residential real estate development company. Mr. Lam has managed numerous large-scale projects including a 400-acre, $20 million subdivision near Vancouver, B.C., and a $30 million 16-story hotel in downtown Vancouver. Mr. Lam received a Bachelor of Science degree in Business Administration from Boston University in 1976.

         REDDING STEVENSON has served as Chief Operating Officer of Newport since 2001 and a director since 2000. From 1988 to present, Mr. Stevenson has served as President and CEO of Amerinvest Development Corporation, a real estate development company. Mr. Stevenson has more than 35 years of experience in executive management in all phases of real estate development, real estate/transit related and infrastructure projects, privatization initiatives and governmental relations.

         SARA LAM has served as a director of Newport since 2000. Since 1998, Sara Lam has worked for Macy's department store in Palm Beach Gardens, Florida and West Palm Beach, Florida in various capacities, most recently as the manager of the cosmetics department. Prior to 1998, Sara Lam was a homemaker.

         SAMANTHA LAM has served as a director of Newport since 2000. Since 1996, Samantha Lam has been a professional equestrian athlete who trains and competes in equestrian show jumping competitions, mostly in Germany.

         VERNON PRIEST has served as Vice President of Development and Engineering since 2000 and as a director of Newport since 2000 and specializes in development and rezoning issues. From 2000 to present, Mr. Priest has served as the Real Estate Director for West Coast Partners, a real estate development company in Clearwater, Florida. From 1996 until 1999, Mr. Priest served as a Development Management Consultant to Equitable Life Insurance, a general insurance company which financed the construction and development of the Western Park of Commerce in Weston, Florida. Mr. Priest earned his MBA from Nova Southeastern University in 1995 and his Bachelor of Science in Ocean Engineering from Florida Atlantic University in 1973.

         TINA GIACALONE has been the Secretary and a director of Newport since 2000. Since 1995, Ms. Giacalone has been a professional consultant for Computype, a secretarial and administrative services company she owns. Ms. Giacalone has over 25 years of experience in business administration. Ms. Giacalone has an associate's degree of Business Management from the Gold Coast College of T.A.F.E. in Queensland, Australia.

         CLINTON BECKWITH has been the Vice President of Public Relations and a director of Newport since 2000. Additionally, from 1993 to present, Mr. Beckwith has served as a manager of Clinda Resources, Inc., a private real estate holding company. From 1998 to present, Mr. Beckwith has also served as the publisher and a director of Waterway Times Media Group, Inc., a maritime magazine concentrating on boating and water-related leisure activities. Mr. Beckwith has been self-employed and owned various business entities over the last 30 years. His businesses have included several book, newspaper and magazine publishing companies and a building supply company.

         Soloman Lam, Chief Executive Officer and President of Newport, is the husband of Sara Lam and the father of Samantha Lam, both directors and significant shareholders of Newport.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of any such outstanding classes, by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, each named beneficial owner has, sole voting and investment power.


NAME AND ADDRESS (1)                                     NUMBER OF SHARES
OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED             PERCENT OF CLASS (%)
-------------------                                     ------------------             --------------------

Soloman Lam                                                 4,700,000(2)                      71.1%

Vernon Priest                                                       0                            0

Redding Stevenson                                                   0                            0

Tina Giacalone                                                100,000(3)                       1.5%

Clinton Beckwith                                              274,000(4)                       4.1%

Samantha Lam                                                4,700,000(2)                      71.1%

Sara Lam                                                    4,700,000(2)                      71.1%

Kenneth Myron
1520 Cliffdale Road
El Cajon, California  92020
                                                            4,247,524(5)                      41.2%

All Officers and Directors as a group
(7 persons)                                                 5,074,000                         76.8%

---------

(1) Unless otherwise indicated, the address for each principal shareholder is 11863 Wimbledon Circle, Suite 418, Wellington, FL 33414.

(2) Represents 3,525,000 shares of common stock owned directly by Samantha Lam and 1,175,000 shares of common stock owned by Sara Lam. Soloman Lam disclaims beneficial ownership of the shares of common stock owned by his wife, Sara Lam, and his daughter, Samantha Lam. Sara Lam disclaims beneficial ownership of the 3,525,000 shares of common stock owned by her daughter, Samantha Lam. Samantha Lam disclaims beneficial ownership of the 1,175,000 shares of common stock owned by her mother, Sara Lam.

(3) Represents 35,000 shares owned directly by Ms. Giacalone and 65,000 shares owned by Ms. Giacalone's spouse.

(4) Represents 200 shares owned directly by Mr. Beckwith, 50,000 shares owned jointly with Mr. Beckwith's spouse, 5,000 shares owned directly by Mr. Beckwith's spouse, 195,000 shares owned by Clinda Resources, Inc., a company the Beckwiths control, and 23,800 shares owned by Waterway Times, Inc., a company Mr. Beckwith controls.

(5) Includes 3,700,000 shares of common stock, which Mr. Myron has the right to purchase upon conversion of a convertible debenture.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of the date of this prospectus regarding (i) the number of shares of our common stock owned by each of the selling shareholders prior to the offering; (ii) the number of shares of our common stock offered by each selling shareholder pursuant to this prospectus; (iii) the number of shares of our common stock owned by each selling shareholder after the offering; and (iv) the percentage of our common stock owned by each selling shareholder before and after the offering. This table assumes that all shares offered for sale in this prospectus are sold. Unless otherwise indicated in this prospectus, no selling shareholder is affiliated with us or has been affiliated with us within the last three years.


                                                 OWNERSHIP                                               OWNERSHIP
    NAME OF SELLING                           OF COMMON STOCK                  NUMBER OF              OF COMMON STOCK
      SHAREHOLDER                             BEFORE OFFERING               SHARES OFFERED             AFTER OFFERING
    ---------------                     ---------------------------         --------------       ---------------------------
                                        NUMBER           PERCENT (%)                             NUMBER          PERCENT (%)

Elizabeth and Steven Alfieri             5,600               *                  5,600                 0               *
David Amlund                             1,500               *                  1,500                 0               *
Louise Amlund                            1,500               *                  1,500                 0               *
David Balcaitis                          8,000               *                  4,000             4,000               *
Sue Balcaitis                            8,000               *                  4,000             4,000               *
Wanda Beckel                             5,500               *                  5,500                 0               *
Clint & Linda Beckwith                  50,000               *                    500            49,500               *
Clinton Beckwith                           200               *                    200                 0               *
Linda Beckwith                          10,000               *                  5,000             5,000               *
Richard Berger                          10,000               *                  5,000             5,000               *
Laura Black                              1,000               *                    500               500               *
Clinda Resources, Inc.                 195,000              3.0               195,000                 0               *
Jen Conover                              2,000               *                  1,000             1,000               *
Bruce Cook                               1,040               *                  1,040                 0               *
Datum Inc.                                 500               *                    500                 0               *
Andrew Derrico                           2,000               *                  2,000                 0               *
Loretha Derrico                          2,000               *                  2,000                 0               *
Michelle Elfers                            100               *                    100                 0               *
Tom Elfers                                 200               *                    200                 0               *
Joe Giacalone                           65,000              1.0                65,000                 0               *
Tina Giacalone                          35,000               *                 35,000                 0               *
Karin Himmelmeyer                        4,000               *                  4,000                 0               *
Sasha Himmelmeyer                        4,000               *                  4,000                 0               *
Fred Hwang                              15,000               *                 15,000                 0               *
Patti Hwang                             15,000               *                 15,000                 0               *
Irene Janota                           110,000              1.7                55,000            55,000               *
Tim Janota                             110,000              1.7                55,000            55,000               *
JMI Graphic, Inc.                          200               *                    200                 0               *
Bill McDonald                            4,000               *                  4,000                 0               *
Thomas Muirhead                            100               *                    100                 0               *
Roger Mummah                             5,000               *                  2,500             2,500               *
Suzanne Mummah                           5,000               *                  2,500             2,500               *
Tinh Nguyen                                500               *                    500                 0               *
Susan O'Donovan                          5,000               *                  5,000                 0               *
Leona Schancel                           4,000               *                  4,000                 0               *
Peter Schancel                         200,000              3.0               200,000                 0               *
Reg Schancel                             4,000               *                  4,000                 0               *
R. Seminaris                             2,000               *                  2,000                 0               *
Esther Stainsby                          5,000               *                  1,000             4,000               *
Harry Stainsby                          59,800              1.0                 1,800            58,000               *
Kim Stainsby                            11,000               *                  7,000             4,000               *
Nadina Stainsby                            100               *                    100                 0               *
Treena Stainsby                            100               *                    100                 0               *
Derek Striker                            6,000               *                  6,000                 0               *
Shari and Steven Tyler                   1,000               *                  1,000                 0               *
Waterway Times, Inc.                    23,800               *                 23,800                 0               *
Carlee Weston                           10,000               *                  5,000             5,000               *
Bruce Wheatley                           1,000               *                    500               500               *

---------
*        Represents less than 1%.

         The selling shareholders listed above that are entities have provided us with the names of the individuals who exercise voting control over each of them, as follows:

                  Clinda Resources, Inc. - Clinton and Linda Beckwith Datum Inc. - Tinh Nguyen
                  JMI Graphic, Inc. - Tom Elfers
                  Waterway Times, Inc. - Clinton Beckwith

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

- ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

-        privately negotiated transactions;

- block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

-        sales under Rule 144, if available, rather than using this prospectus;

-        a combination of any of these methods of sale; and

-        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling shareholder, the brokers may offer and sell the pledged shares. When selling their shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling shareholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling shareholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with the sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of their shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         vFinance, Inc., a registered broker-dealer, has indicated that it intends to make a market in our common stock. vFinance has also provided us with the estimate of the initial offering price of our common stock offered for sale in this offering as stated elsewhere in this prospectus. vFinance, however, is not obligated to make a market in our common stock, and even if it does so, may commence trading at a price that differs from its estimate. In addition, vFinance has no obligation to purchase directly, or offer for sale as an agent, any of the shares of common stock offered for sale in this prospectus.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all of our out-of-pocket expenses and our accounting fees and expenses incident to the registration of the shares.

         The selling shareholders participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act in connection with sales of the shares.

                              CERTAIN TRANSACTIONS

         In September 1999, we entered into a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions to insure an orderly business combination in our stock-for-stock merger with First Philadelphia Capital Corp. We paid FS Capital Markets Group, Inc. a fee of $101,700 and issued it 300,000 shares of our common stock, computed after completion of the transaction. FS Capital Markets, Inc. does not have any right to appoint a director to our Board of Directors and none of its principals are affiliated with us. FS Capital Markets Group is, however, a principal stockholder of Newport.

         During Newport's development stage, Soloman Lam, our President and Chief Executive Officer, loaned us $33,460 for working capital. This loan was unsecured, non-interest bearing and due on demand. This loan was repaid in 2001.

         In January 2002, Mr. Kenneth Myron, a stockholder of ours, converted a $312,000 loan he had made to us in 2001 into a convertible debenture with a principal amount of $370,000. This amount included $10,000 in accrued interest and $48,000 that Mr. Myron will advance to us in 2002. The debenture bears interest at 12% per annum and is convertible into our common stock at $.10 per share, for a total of 3,700,000 shares of our common stock.

         Soloman Lam, our President and Chief Executive Officer, has entered into two exclusive land sales contracts to purchase approximately 2,300 acres of land in Sumter County. If we are able to obtain financing to purchase the property, Mr. Lam will assign the land sales contracts to us. Mr. Lam has deposited $10,000 in connection with the land sales contracts, which amount is being held in escrow pending closing. If we close on the land and sales contracts, we plan to reimburse Mr. Lam for the $10,000 deposit. If we are unable to obtain financing and close on the contracts, Mr. Lam will forfeit the deposit.

         Mr. Lam has also entered into contracts to purchase nine lots in Wellington, Florida. Mr. Lam has deposited $5,000 in escrow pending the closings of the contracts. Mr. Lam has purchased three of the lots and expects to close on the remaining six lots in the next few weeks. We intend to purchase the lots from Mr. Lam, at his cost, as soon as we obtain the liquid funds to do so.

                                 OUR SECURITIES

         The following summarizes the important provisions of our capital stock. For more information about our capital stock, please see the copy of our certificate of incorporation, as amended, that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         Under our certificate of incorporation, the authorized but unissued shares of our capital stock will be available for issuance for general corporate purposes, including possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001, per share. As of the date of this prospectus, 6,606,232 shares of our common stock are outstanding and no shares of our preferred stock are outstanding.

         COMMON STOCK

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to shareholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

         PREFERRED STOCK

         Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The Board can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board has the authority to determine these rights without any further vote or action by the shareholders. Our Board has not designated the rights of any of our preferred stock.

         "ANTI-TAKEOVER" PROVISIONS

         Although the Board of Directors is not currently aware of any takeover attempts, our certificate of incorporation, as amended, and by-laws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our shareholders.

         AUTHORIZED BUT UNISSUED SHARES. We authorized 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financings, acquisitions, stock dividends, stock splits, grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. Our shareholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

         NO CUMULATIVE VOTING. Our by-laws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of our business.

         HOLDERS OF OUR SECURITIES

         As of the date of this prospectus, we had 6,606,232 shares of our common stock issued and outstanding held by 56 shareholders of record. Our transfer agent is Holladay Stock Transfer, Inc., Scottsdale, AZ 85251.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Of the 6,606,232 shares of our common stock outstanding as of the date of this prospectus, all of the shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

         Of these restricted securities, 6,448,000 shares are owned by our affiliates, as that term is defined under the Securities Act. Pursuant to an SEC interpretive letter, the resale of the shares owned by affiliates of a blank check company may be carried out only pursuant to a registered offering, such as under this prospectus. A "blank check company" is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person. The SEC also follows this position with respect to shares of a blank check company sold directly to non-affiliates in an unregistered offering. Because First Philadelphia Capital Corp., the company with which we merged, was a "blank-check company," this SEC interpretation may apply to the resale of our shares by some of our affiliates.

         When a company is no longer considered a blank check company, Rule 144 may be available for resales of the company's shares acquired after that time. Under Rule 144, if certain other conditions are satisfied, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled under Rule 144, if the rule is available, to sell the shares without regard to any of the volume limitations described above.

      DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

         Our certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                 LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                    EXPERTS

         Our Financial Statements for the years ended December 31, 2001 and 2000, and cumulative from inception, included in this prospectus have been included herein in reliance upon the reports of Rachlin Cohen and Holtz LLP, independent certified public accountants, which appear elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to Soloman Lam, Newport International Group, Inc., 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414, telephone number (561) 389-6725.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)


                         INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         F-1

FINANCIAL STATEMENTS

   Balance Sheets                                                          F-2

   Statements of Operations and Comprehensive Loss                         F-3

   Statements of Stockholders' Deficiency                                  F-4

   Statements of Cash Flows                                                F-5

   Notes to Financial Statements                                        F-6 - F-14

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Newport International Group, Inc
Wellington, Florida

We have audited the accompanying balance sheet of Newport International Group, Inc (a development stage company) as of December 31, 2001, and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the years ended December 31, 2001 and 2000 . These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newport International Group, Inc as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, has generated no operating revenues and, accordingly, has suffered and continues to suffer net losses. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                           RACHLIN COHEN & HOLTZ LLP


West Palm Beach, Florida
February 15, 2002

                       NEWPORT INTERNATIONAL GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                              March 31,           December 31,
                                                                2002                 2001
                                                            -----------           -----------
                                                            (Unaudited)

                      ASSETS
Cash and Cash Equivalents                                    $     888             $     660
Investment Securities                                          259,913               264,474
Officer Advances                                                19,372                25,830
Prepaid Financing Costs                                          9,868                 9,868
Land Deposits and Deferred Development Costs                    28,501                 8,501
Property and Equipment                                           1,740                 1,816
Deferred Tax Asset                                               4,700                 2,400
                                                             ---------             ---------
                                                             $ 324,982             $ 313,549
                                                             =========             =========
     LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities:
     Line of credit                                          $  47,185             $      --
     Accounts payable                                           14,566                 2,417
     Accrued liabilities, related parties                        7,691                    --
     Loan payable, stockholder                                 342,000               312,000
                                                             ---------             ---------
Total Liabilities                                              411,442               314,417
                                                             ---------             ---------
Commitments                                                         --                    --
Stockholders' Deficiency:
     Preferred stock - $.0001 par value,
        5,000,000 shares authorized, no shares
        Issued and outstanding                                      --                    --
     Common stock - $.0001 par value,
        20,000,000 shares authorized, 6,586,232
        6,575,804 and 5,000,000 shares issued
        And outstanding, respectively                              659                   658
     Stock subscription receivable                             (57,600)              (58,600)
     Additional paid-in capital                                634,004               325,034
     Deficit accumulated during development stage             (655,669)             (263,872)
     Accumulated other comprehensive loss                       (7,854)               (4,088)
                                                             ---------             ---------
Total Stockholders' Deficiency                                 (86,460)                 (868)
                                                             ---------             ---------
                                                             $ 324,982             $ 313,549
                                                             =========             =========


                       See Notes to Financial Statements

                       NEWPORT INTERNATIONAL GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS



                                        Three Months Ended March 31,             Year Ended December 31,             Cumulative
                                        -----------------------------         -------------------------------            From
                                          2002               2001                2001                2000             Inception
                                        ---------         -----------         -----------         -----------        -----------
                                       (Unaudited)        (Unaudited)                                                (Unaudited)

Revenues:
      Investment income                 $   1,505         $        --         $     3,968         $        --         $   5,473
                                        ---------         -----------         -----------         -----------         ---------
Costs and Expenses:
      Professional fees                    57,979               4,906              86,556               3,003           147,538
      Consulting fees                          --                  --              27,748              95,000           122,748
      Rent, related parties                 3,172                  --              15,947                  --            19,119
      General and administrative           17,339               2,083              24,620               4,966            46,925
      Interest, stockholder               314,812                  --              10,000                  --           324,812
                                        ---------         -----------         -----------         -----------         ---------
                                          393,302               6,989             164,871             102,969           661,142
                                        ---------         -----------         -----------         -----------         ---------

Net Loss                                 (391,797)        $    (6,989)           (160,903)           (102,969)        $(655,669)
                                                                                                                      =========

Other Comprehensive Loss                   (3,766)                 --              (4,008)                 --
                                        ----------        -----------         -----------         -----------

Comprehensive Loss                      $(395,563)        $    (6,989)        $  (164,911)        $  (102,969)
                                        =========         ===========         ===========         ===========

Net Loss Per Common Share               $   (0.06)        $     (0.00)        $     (0.03)        $     (0.02)
                                        =========         ===========         ===========         ===========

Weighted Average Common
      Shares Outstanding                 6,583,087          5,000,000           5,403,702           5,000,000
                                        ==========        ===========         ===========         ===========



                       See Notes to Financial Statements

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY
                INCEPTION (DECEMBER 27, 1999) TO MARCH 31, 2002


                                                                                            Deficit
                                                                                          Accumulated    Accumulated
                                                  Common Stock     Stock      Additional     During         Other
                                                     Shares     Subscription   Paid-In    Development  Comprehensive
                                                     Amount      Receivable    Capital       Stage          Loss        Total
                                             ------------------ ------------  ----------  -----------  -------------  ---------

Inception (December 27, 1999)
   to December 31, 1999:

Issuance of Common Stock
   ($.0001 per share)                         5,000,000    $500   $     --    $      --    $      --    $       --    $     500

Net Loss                                             --      --         --           --           --            --           --
                                             ----------    ----   --------    ---------    ---------    ----------    ---------
Balance, December 31, 1999                    5,000,000     500         --           --           --            --          500

Year Ended December 31, 2000:

Expenses Paid on Behalf of
   Company by Stockholder                            --      --         --          829           --            --          829

Net Loss                                             --      --         --           --     (102,969)           --     (102,969)
                                             ----------    ----   --------    ---------    ---------    ----------    ---------

Balance, December  31, 2000                   5,000,000     500         --          829     (102,969)           --     (101,640)

Year Ended December 31, 2001:

Issuance of Common Stock
   ($0.125 - $0.50 per share)                   410,000      41         --      107,959           --                    108,000

Proceeds from Issuance of Common Stock
   ($0.10 - $1.00 per share)                    932,604      93         --      156,444                                 156,537

Common Stock Issued for Services
   ($0.25 - $1.00 per share)                      2,100       1         --        1,225                                   1,226

Common Stock Subscribed
   ($0.25 - $1.00 per share)                    231,100      23    (58,600)      58,577           --                         --

Unrealized Losses on Investment Securities           --      --         --           --           --        (4,088)      (4,088)

Net Loss                                             --      --         --           --     (160,903)           --     (160,903)
                                             ----------    ----   --------    ---------    ---------    ----------    ---------

Balance, December 31, 2001                    6,575,804     658    (58,600)     325,034     (263,872)       (4,088)        (868)

Three Months Ended March 31, 2002
   (Unaudited):

Beneficial Conversion on Loan
  Payable, Stockholder                               --      --         --      307,800           --            --      307,800

Common Stock Issued for Services
   ($0.19 per share)                             11,428       1         --        2,170           --            --        2,171

Stock Subscription Cancelled                     (1,000)     --      1,000       (1,000)          --            --           --

Unrealized Losses on Investment Securities           --      --         --           --           --        (3,766)      (3,766)

Net Loss                                             --      --         --           --     (391,797)           --     (391,797)
                                             ----------    ----   --------    ---------    ---------    ----------    ---------

Balance, March 31, 2002 (Unaudited)           6,586,232    $659   $(57,600)   $ 634,004    $(655,669)   $   (7,854)   $ (86,460)
                                             ==========    ====   ========    =========    =========    ==========    =========


                       See Notes to Financial Statements

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                              Three Months Ended              Year Ended
                                                                    March 31,                December 31,            Cumulative
                                                              ----------------------     -----------------------        From
                                                                2002          2001          2001         2000        Inception
                                                              ---------     --------     ---------     ---------     ---------
                                                             (Unaudited)  (Unaudited)                               (Unaudited)

Cash Flows From Operating Activities:
   Net loss                                                   $(391,797)    $ (6,989)    $(160,903)    $(102,969)    $(655,669)
   Adjustments to reconcile net loss to net cash
    Used in operating activities:
        Depreciation                                                188           29           476            --           664
        Expenses paid by issuance of common stock                 2,171           --         1,226            --         3,397
        Expenses paid on behalf of Company by stockholder            --           --            --           829           829
        Beneficial conversion on loan payable, stockholder      307,800           --            --            --       307,800
        Officer advances recorded as compensation                 6,458           --            --            --         6,458
        Change in operating assets and liabilities:                  --
           Increase in prepaid financing costs                       --      (10,000)       (9,868)           --        (9,868)
           Increase in land deposits and deferred
             development costs                                  (20,000)          --        (5,001)       (3,500)      (28,501)
           Increase in accounts payable                          12,149           --         2,417            --        14,566
           Decrease in accrued expenses                           7,691           --            --            --         7,691
                                                              ---------     --------     ---------     ---------     ---------
               Net cash used in operating activities            (75,340)     (16,960)     (171,653)     (105,640)     (352,633)
                                                              ---------     --------     ---------     ---------     ---------

Cash Flows From Investing Activities:
        Purchases of property and equipment                        (112)        (201)       (2,292)           --        (2,404)
        Purchases of investment securities                       (1,505)          --      (270,962)           --      (272,467)
                                                              ---------     --------     ---------     ---------     ---------
               Net cash used in investing activities             (1,617)        (201)     (273,254)           --      (274,871)
                                                              ---------     --------     ---------     ---------     ---------
Cash Flows From Financing Activities:
        Proceeds from line of credit                             47,185           --            --            --        47,185
        Proceeds of loans from officer                               --           --            --        33,460        33,460
        Repayment of loans from officer                              --      (29,290)      (33,460)           --       (33,460)
        Cash advanced to officer                                     --           --       (25,830)           --       (25,830)
        Proceeds of loans from stockholder                       30,000           --       312,000            --       342,000
        Proceeds from issuance of common stock                       --       77,725       156,537            --       157,037
        Proceeds from common stock subscribed                        --           35            --       108,000       108,000
                                                              ---------     --------     ---------     ---------     ---------
               Net cash provided by financing activities         77,185       48,470       409,247       141,460       628,392
                                                              ---------     --------     ---------     ---------     ---------

Net Increase in Cash and Cash Equivalents                           228       31,309       (35,660)       35,820           888

Cash and Cash Equivalents, Beginning                                660       36,320        36,320           500            --
                                                              ---------     --------     ---------     ---------     ---------

Cash and Cash Equivalents, Ending                             $     888     $ 67,629     $     660     $  36,320     $     888
                                                              =========     ========     =========     =========     =========

Supplemental Disclosures of Cash Flow Information:
        Interest paid                                         $      --     $     --     $  10,000     $     250
                                                              =========     =========    =========     =========

Supplemental Disclosures of Non-Cash Investing
        and Financing Activities:
           Unrealized loss on investment securities
               available for sale,
               Net of $2,400 and $2,300,
               respectively                                   $   3,766     $     --     $   4,088     $      --
                                                              =========     =========    =========     =========


                       See Notes to Financial Statements

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 21, 2001 AND 2000
                      MARCH 21, 2002 AND 2001 (UNAUDITED)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -DEVELOPMENT STAGE COMPANY

Newport International Group, Inc. was originally incorporated in Delaware on December 27, 1999, to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. The Company is a real estate holding and development company that develops commercial, industrial, and residential properties from raw undeveloped land which commenced financial activities in 2000. Since that time, the Company has been principally engaged in organizational activities, business plan development and raising capital. Accordingly, the Company is considered to be in the development stage, and the accompanying financial statements represent those of a development stage company.

POOLING OF INTERESTS

On October 30, 2000, the Company completed a business combination with Conservation Anglers Manufacturing, Inc. which is a real estate holding and development company that was originally organized in Florida on February 7, 2000. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, the Company issued 4,700,000 shares of restricted common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. Accordingly, the Company's financial statements have been restated to include the accounts of Conservation Anglers Manufacturing, Inc. as if the companies had combined at the beginning of the year. There were no transactions between the Company and Conservation Anglers Manufacturing, Inc. before the combination and no adjustments were necessary to conform accounting policies.

NAME CHANGES

The Company was originally organized as First Philadelphia Capital Corp. As a result of the business combination on October 30, 2000, the Company changed its name to Conservation Anglers Manufacturing, Inc. In January, 2001, the Company again amended the Articles of Incorporation and changed its name to Newport International Group, Inc.

UNAUDITED FINANCIAL INFORMATION

The accompanying financial statements as of March 31, 2002 and for the three months ended March 31, 2002 and 2001 are unaudited. However, in the opinion of management, such financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. Results of interim periods are not necessarily indicative of results to be expected for an entire year.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

For the purposes of reporting the statement of cash flows, cash and cash equivalents include highly liquid instruments with maturities of three months or less at the time of purchase.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposit balances at financial institutions that, from time to time, may exceed federally insured limits. At March 31, 2002 (Unaudited) and December 31, 2001, the Company did not have deposits in excess of federally insured limits. The Company maintains its cash with high quality financial institutions, which the Company believes limits these risks.

INVESTMENT SECURITIES

Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investment securities consist primarily of mutual funds at March 31, 2002 (Unaudited) and December 31, 2001, and are classified as available-for-sale. Available-for-sale securities are stated at fair value with unrealized holding gains and losses reported, net of deferred income taxes, as a separate component of stockholders' equity. Realized gains and losses are calculated using the average cost method.

                           DEFERRED DEVELOPMENT COSTS

Costs incurred in connection with acquiring and developing real estate have been deferred and capitalized.

PREPAID FINANCING COSTS

The Company has capitalized certain costs incurred related to obtaining financing of the acquisition of land. The costs represent non-refundable origination fees which will be amortized over the term of the financing once financing is obtained.

INCOME TAXES

The Company accounts for its income taxes using SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NET LOSS PER COMMON SHARE

The net loss per common share in the accompanying statements of operations has been computed based upon the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. The basic and diluted net loss per common share in the accompanying statements of operations is based upon the net loss divided by the weighted average number of shares outstanding during each period. Diluted per share data is the same as basic per share data since the inclusion of all potentially dilutive common shares that would be issuable would be anti-dilutive.

USE OF ESTIMATES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the period. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated, using accelerated methods, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The statement requires that the amount recorded as a liability be capitalized by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is accreted to the ultimate amount anticipated to be paid, and is also adjusted for revisions to the timing or amount of estimated cash flows. The capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 will be effective for the Company's financial statements beginning July 1, 2002, with earlier application encouraged. The Company believes that the adoption of this statement will not have a significant impact on the results of operations or financial position of the Company.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets" which replace Accounting Principles Board Opinion Nos. 16, "Business Combinations" and 17, "Intangible Assets", respectively. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that the use of the pooling-of-interests method be prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only method. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142, which the Company will be required to adopt on July 1, 2002. After June 30, 2002, goodwill can only be written down upon impairment discovered during annual tests for fair value, or discovered during tests taken when certain triggering events occur.

In June 1998, the FASB issued SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement and requires that the company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The adoption of this statement has not had a significant impact on the results of operations or financial position of the Company.

NOTE 2.  SIGNIFICANT RISKS AND UNCERTAINTIES

GOING CONCERN CONSIDERATIONS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States which assume that the Company will continue as a going concern, including the realization of assets and liquidation of liabilities in the ordinary course of business. However, for the three months ended March 31, 2002 (Unaudited) and during the years ended December 31, 2001 and 2000, the Company generated no operating revenues and, accordingly, suffered net losses of approximately $392,000, $161,000 and $103,000, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 2.  SIGNIFICANT RISKS AND UNCERTAINTIES (Continued)

GOING CONCERN CONSIDERATIONS (Continued)

Management's plans to continue its operations and become profitable encompass the following:

- The Company's President and Chief Executive Officer has entered into an exclusive contract with an option to purchase approximately 2,300 acres in Sumter County Florida for a total of $15,000,000, which he intends to assign to the Company. The Company plans to sell and lease lots for development, and then manage a large commercial, industrial and residential mixed-use development.

- The Company plans to seek equity and debt capital to finance the land purchase, fund the study and approval process and fund its operations (see Note
6).

In view of these matters, continuation of the Company as a going concern is dependent upon the success of management to meet its capital and financing requirements and effectively negotiate land acquisitions and real estate development activities. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. However, there can be no assurance that management will be successful in the implementation of its plans or that future operations will become profitable. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3.  INVESTMENT SECURITIES

         Investment securities classified as available-for-sale are as follows:


                                              March 31,            December 31,
                                                2002                   2001
                                              ---------            -----------
                                             (Unaudited)

Equity mutual funds, at cost                  $ 272,467             $ 270,962
Unrealized loss on securities                   (12,554)               (6,488)
                                              ---------             ---------
Equity mutual funds, at fair value            $ 259,913             $ 264,474
                                              =========             =========

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 4.  LOAN PAYABLE, STOCKHOLDER

In 2001, the Company received $312,000 in loans from a stockholder. In 2002, the Company executed a convertible debenture agreement dated January 18, 2002 for $370,000 with its stockholder, of which $312,000, including an interest discount of $10,000, had been funded at December 31, 2001. The debenture, which provides for interest at 12% commencing February 2002, is convertible into common stock of the Company at $0.10 per share and is due on demand. The stockholder owned approximately 548,000 shares of common stock at December 31, 2001.

The total estimated fair value of the beneficial conversion feature approximated 90% of the face amount of the debenture. As a result, in 2002, the Company will record a discount in the amount of $333,000 and will amortize this discount as interest expense (additional costs of financing) at the date of issuance, as this is the date the debenture first becomes convertible.

During the quarter ended March 31, 2002 (Unaudited), the Company received $30,000 additional proceeds. In the quarter ended March 31, 2002 (Unaudited), the Company recognized and expensed a discount in the amount of $307,800 in connection with this debenture.

NOTE 5.  LINE OF CREDIT

On January 18, 2002, the Company established a line of credit for $50,000 with First Union National Bank. The interest rate of the credit line is at prime plus 1.5% (6.25% at March 31, 2002) and is adjustable monthly. The line is guaranteed by certain officers and directors of the Company and is secured by certain investment securities held at First Union having a value of approximately $59,000 at March 31, 2002 (Unaudited). The outstanding balance was $47,185 as of March 31, 2002 (Unaudited).

NOTE 6.  RELATED PARTY TRANSACTIONS

OFFICER COMPENSATION

In 2001, the Chief Executive Officer of the Company was given a $25,830 advance against a salary to begin being paid in 2002. Accordingly, compensation of approximately $6,500 was recorded for the three months ended March 31, 2002 (Unaudited).

CONSULTING AGREEMENT

On August 17, 2000, the Company entered into a consulting agreement with FS Capital Markets Group, Inc., a stockholder, to perform consulting services and take certain actions and undertake certain obligations to insure an orderly business combination as reported above under pooling of interests, for a fee of approximately $6,700 and $95,000, reported as consulting fees for the years ended December 31, 2001 and 2000, respectively. At March 31, 2002 (Unaudited) and December 31, 2001, FS Capital Markets Groups, Inc. owned 300,000 shares of common stock of the Company.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)

NOTE 6.  RELATED PARTY TRANSACTIONS (Continued)

OPERATING LEASES

In 2001, the Company entered into a rental agreement with the President of the Company to rent space for their operating facilities. The terms of the agreement are month-to-month for $500 a month. Additionally, in 2001, the Company leased an automobile on behalf of a director. The terms of this non-cancelable operating lease call for 36 monthly payments of approximately $550 each.

Approximate minimum future lease payments under non-cancelable operating leases are as follows:


Year ending December 31:
      2002                                      $ 7,000
      2003                                        7,000
      2004                                        5,000
                                                -------
                                                $19,000

For the three months ended March 31, 2002 (Unaudited) and for the year ended December 31, 2001, rent expense under these leases was approximately $3,000 and $16,000, respectively.

FEASIBILITY STUDY AGREEMENT

On December 1, 2000, the Company agreed to pay $10,000 to a director to purchase the rights to a feasibility study for certain parcels of land which it plans on developing in the future. Payments totaling $3,500 were made in December, 2000 and capitalized as deferred development costs, for one copy of the report. The balance of $6,500 is due and payable if the Company elects to proceed with the acquisition of any of the parcels.

NOTE 7.  COMMITMENTS

LAND CONTRACTS

In November 2000, the President and Chief Executive Officer executed certain land contracts to purchase approximately 3,300 acres of land for a total of $11,389,600, which the Company intended to develop in the future. Such contracts were due to close on September 1, 2001, but were extended to March 1, 2002 at the sellers' request. The President and Chief Executive Officer personally deposited $180,000 into escrow pending closing and the Company would have reimbursed him when he assigned the contracts to the Company. On February 12, 2002, the land contracts were cancelled and the $180,000 deposit was returned to the President and Chief Executive Officer. Simultaneously, on February 12, 2002, the President and Chief Executive Officer executed a new land contract to purchase approximately 2,300 acres of land for $15,000,000. The Company deposited $10,000 in escrow pending closing on April 30, 2002. The closing on this contract was subsequently extended until July 29, 2002 and as consideration the Company released the $10,000 to the seller that was in escrow.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 7.  COMMITMENTS (Continued)

In December 2001, the President and Chief Executive Officer entered into purchase contracts to acquire 45 acres (9 lots) of vacant land in Wellington, Florida for a total purchase price of $470,000. In April 2002, the President subsequently closed on two of the nine lots and is scheduled to close on the remaining lots by the end of May 2002. The President and Chief Executive Officer will transfer the vacant land to the Company in exchange for a purchase price equal to his cost.

MANAGEMENT AND FINANCIAL CONSULTING AGREEMENT

The Company entered into an agreement on January 15, 2001, with Union Atlantic LC (Union Atlantic), as consultant, to provide management and financial consulting and investment banking services, for a fee of $25,000. The Company shall issue to Union Atlantic a warrant to purchase five percent (5%) of the then outstanding common stock of the Company (250,000 shares). The per share exercise price of the warrant shall equal the per share price paid by investors in the first covered transaction between October 31, 2001, and October 31, 2004. The warrant will expire seven (7) years after the date of issue, and can be exercised at any time in whole or in part. There is a restriction from selling more than 25% of the underlying shares during any single calendar quarter. The warrant had not been issued at February 15, 2002.

FINANCE CONSULTING AGREEMENTS

On January 23, 2002, the Company paid $17,500 to PacEquities.com as a retainer and application fee for a loan to acquire and develop land in Sumter County, Florida, with a maximum loan of $16 million or 95% of costs including soft costs. The term is five (5) years maximum. The interest rate will be fixed for the term of the loan at a rate to be determined at closing, with a minimum rate of 9%. The proposal requires a separate Joint Venture Agreement be established between PacEquities.com, its investors, and the Company. Project profit and equity participation will be required throughout the life of the project on a 50%/50% basis with PacEquities.com. The agreement provides for a 5% commitment fee payable to PacEquities.com's investor at closing. However, an oral agreement between the Company and PacEquities.com's investor waived the 5% commitment fee and instead provided for the issuance of 1,000,000 shares of the Company's common stock.

The Company entered into an agreement with First Level Capital, Inc. on April 27, 2001, for certain financial consulting services. The Company agreed to issue 20,000 shares of its common stock to First Level Capital, Inc. for this service. The stock was issued August 23, 2001, for $10,000, the value of the services to be rendered. On February 15, 2002, the agreement was terminated and the stock was returned to the Company and canceled. Accordingly, no accounting recognition has been given to this transaction in the accompanying financial statements for 2001.

The Company entered into several financial services agreements to assist the Company in obtaining financing to purchase land. According to the agreements, the Company will pay a fee ranging between 2% to 3.5% of the gross amount of funding received. As of March 31, 2002 (Unaudited) and December 31, 2001, the Company paid and capitalized origination fees related to these agreements of $9,868.

                        NEWPORT INTERNATIONAL GROUP, INC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 8.  INCOME TAXES

As of December 31, 2001, the Company had a net operating loss carry forward of approximately $266,000 which expires at various times through 2021.

Significant components of the Company's deferred tax assets as of March 31, 2002 (Unaudited) and December 31, 2001 were as follows:


                                                    March 31,            December 31,
                                                      2002                   2001
                                                    ---------            ------------
                                                   (Unaudited)

Net operating loss carryforwards                    $  98,000             $  98,000
Unrealized loss on investment securities                4,700                 2,400
                                                    ---------             ---------
    Total deferred tax assets                         102,700               100,400
Less valuation allowance                              (98,000)              (98,000)
                                                    ---------             ---------
       Net deferred tax assets                      $   4,700             $   2,400
                                                    =========             =========

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Newport is a Delaware corporation and the provisions of the Delaware General Corporation Law will be applicable to the indemnification by Newport of its officers, directors and agents. In its Certificate of Incorporation, as amended, Newport generally agrees to indemnify each person who is a director or officer of Newport, or serves at the request of Newport as a director, officer, employee or agent of another company, in accordance with Newport's by-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In its Certificate of Incorporation, Newport indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding. If the Board of Directors does advance funds, the person receiving such funds must undertake in writing to repay the funds unless it is ultimately determined that he is entitled to indemnification pursuant to the Certificate of Incorporation.

         Under the Certificate of Incorporation, the Bylaws, and the Delaware General Corporation Law, no director of Newport will be personally liable to Newport or its shareholders for monetary damages (or expenses in defense of an action) for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of Newport, or serving in such capacity for another entity at the request of Newport, except for liability (i) for any breach of the director's duty of loyalty to Newport or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Newport has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of Newport's consummation of a business combination, including such consummation wherein Newport is merged into or reorganized as a new entity.

         The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Delaware General Corporation Law and also Newport's Certificate of Incorporation and Bylaws, filed herewith as exhibits.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         Newport estimates that its other expenses payable in connection with this registration statement will be as follows:


SEC registration fee                           $    566
Accounting Fees and Expenses                   $ 10,000
Legal Fees and Expenses                        $ 80,000
Printing and Engraving                         $ 10,000
Miscellaneous                                  $  6,000
                                               --------
Total                                          $106,566

         All expenses are estimated except for the Securities and Exchange Commission fee. The selling shareholders will not pay any of these expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In December 1999, First Philadelphia Capital Corp., our predecessor company, sold 5,000,000 shares of its common stock, to FS Capital Markets, at par value of $0.0001 per share, for an aggregate purchase price of $500. In October 2000, in connection with the stock-for-stock merger of First Philadelphia Capital Corp. with Conservation Anglers Manufacturing, Inc., FS Capital Markets returned 4,700,000 of these shares and retained 300,000 shares of our common stock. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         In October 2000, Newport issued 1,175,000 and 3,525,000 shares of common stock, respectively, at a price of $0.0001 per share, to each of Sara Lam and Samantha Lam, respectively, in the stock-for-stock merger of First Philadelphia Capital Corp. with Conservation Anglers Manufacturing, Inc. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


         From November 2000 through January 2002, Newport sold an aggregate of 1,572,704 shares of common stock to 46 "accredited investors" for a total of approximately $325,000. Newport sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Neither Newport nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Purchasers, or the beneficial owners of purchasers that are entities, are friends or business associates of the officers and directors of Newport. No services were performed by any purchasers as consideration for the shares issued. All purchasers represented in writing that they had such knowledge and experience in financial and business matters as is required to evaluate the risks associated with their proposed investment in the Company and that they were acquiring material concerning the Company and that they had been afforded an opportunity to ask questions of management and request additional information about the Company. A legend was placed on the stock certificates stating that the securities had not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

         Between November 2000 and January 2002, Newport also issued an aggregate of 13,528 shares of common stock to six investors in exchange for a variety of services including logo design, prototype design and printing services. Of these shares, 12,028 were issued to two individuals as finder's fees. Newport estimated the value of these services at an aggregate of $3,397. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.



         In April 2001, we issued 20,000 shares of common stock to First Level Capital, Inc., in connection with certain consulting services First Level provided to Newport through April 2002 relating to corporate finance and other financial services matters. We estimated the value of these services at $10,000. These shares were issued pursuant to an exemption from registration under
Section 4(2) of the Securities Act. In February 2002 we agreed with First Level Capital, Inc. to cancel the consulting arrangement and the shares were returned and cancelled.


         In January 2002, we issued a convertible debenture in the principal amount of $370,000 to Mr. Kenneth Myron, one of our principal stockholders, in exchange for the conversion of a promissory note in the amount of $312,000, accrued interest in the amount of $10,000 and an additional advance in the amount of $48,000, which additional advances will be received in 2002. The debenture is convertible into 3,700,000 shares of our common stock. The debenture was issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. Newport issued 11,428 shares of its common stock to one individual, as mentioned above, as a finder's fee in connection with this transaction.


         In May 2002, we issued 20,000 shares of common stock to vFinance, Inc. and two of its officers, in connection with certain consulting services vFinance provides to Newport relating to corporate finance and other financial services matters. We estimate the value of these services at $10,000. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit No.     Description of Exhibit

    3.1         Certificate of Incorporation (1)

    3.2         By-Laws (1)

    3.3         Certificate of Incorporation, as amended (2)

    4.1         Form of Common Stock Certificate (3)

    5.1         Opinion of Broad and Cassel (4)

    10.1        Land Sales Contract between Bigham Farms Inc. and Solomon Lam
                (3)

    10.2        Land Sales Contract between Bigham Hide Inc. and Solomon Lam (3)

    10.3 Addendum to Land Sales Contract dated August 22, 2001 Between Bigham Farms Inc. and Soloman Lam (3)

    10.4 Addendum to Land Sales Contract dated August 22, 2001 Between Bigham Hide Inc. and Soloman Lam (3)

    10.5 Second Amendment to Land Sales Contract dated October 18, 2001 between Bigham Farms Inc. and Soloman Lam (4)

    10.6 Second Amendment to Land Sales Contract dated October 18, 2001 between Bigham Hide Inc., and Soloman Lam (4)

    10.7 Convertible Debenture dated January 18, 2002 in the Principal amount of $370,000 issued to Ken Myron (5)

    10.8 Contract for Sale and Purchase dated February 7, 2002 Between Bigham Hide Company, Inc., and Soloman Lam and/or Assigns (5)

    10.9 Addendum to Contract for Sale and Purchase dated February 12, 2002 between Bigham Hide Company, Inc., and Soloman Lam and/or Assigns (5)

    10.10 Vacant Land Contract dated December 28, 2001 Between Stephen Gruberg and Soloman Lam (Lot 302)(5)

    10.11 Vacant Land Contract dated December 28, 2001 Between Jacob Gruberg and Soloman Lam (Lot 303)(5)

    10.12 Vacant Land Contract dated December 26, 2001 Between Barry Gruberg and Soloman Lam (Lot 304) (5)

    10.13 Vacant Land Contract dated December 26, 2001 Between Mildred Gruberg and Soloman Lam (Lot 305) (5)

    10.14 Contract for Sale and Purchase dated December 24, 2001 Between Universal Asset Recovery, Inc. and Soloman Lam with Vacant Land Addendum (5)

    10.15 Vacant Land Contract dated December 27, 2001 Between George Odian and Soloman Lam (Lot 310) (5)

    10.16 Vacant Land Contract dated December 26, 2001 Between Robert Isaly and Soloman Lam (Lot 311) (5)

    10.17 Vacant Land Contract dated December 26, 2001 Between Bruce McClean and Soloman Lam (Lot 312) (5)

    10.18 Vacant Land Contract dated December 29, 2001 Between Dr. Bruce Vogel and Stephen Fox and Soloman Lam (Lot 314)(5)

    10.19 Addendum to Purchase and Sale Agreement - Extension dated April 30, 2002 between Bigham Hide Company, Inc. and Soloman Lam and/or assigns (6)

    10.20 Promissory Note and Security Agreement dated January 18, 2002 between First Union National Bank and Newport International Group, Inc. (7)

    23.1        Consent of Broad and Cassel (included in Exhibit 5.1) (4)

    23.2        Consent of Rachlin Cohen & Holtz LLP (7)

    24.1        Power of Attorney (6)

    99.1        Feasibility Study (4)


(1) Filed as an exhibit of the same number to the Registrant's (formerly known as First Philadelphia Capital Corp.) Form 10-SB dated May 10, 2000.

(2) Filed as exhibit 3.1 to the Registrant's current report on Form 8-K dated February 5, 2001.

(3) Filed as an exhibit of the same number to the Registrant's Form SB-2 dated August 31, 2001.

(4) Filed as an exhibit of the same number to Amendment No. 1 to the Registrant's Form SB-2 dated December 5, 2001.

(5) Filed as an exhibit of the same number to the Registrant's annual report on Form 10-KSB for the year ended December 31, 2001.

(6) Filed as an exhibit of the same number to Post-Effective Amendment No. 1 to Form SB-2 filed May 13, 2002.

(7)      Filed herewith.

ITEM 28. UNDERTAKINGS

A.       THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

         (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  a. include any prospectus required by section 10(a)(3) of the Securities Act;

                  b. reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  c. include any additional or changed material information on the plan of distribution.

         (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wellington, State of Florida, on June 11, 2002.


                                        NEWPORT INTERNATIONAL GROUP, INC.


                                    By:   /s/ Soloman Lam
                                       ----------------------------------------
                                       Soloman Lam, President and
                                       Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates stated.


             SIGNATURE                                             TITLE                                         DATE
             ---------                                             -----                                         ----

/s/ Soloman Lam                                             President and Director                            June 11, 2002
----------------------------------                      (Principal Executive, Financial
Soloman Lam                                                 and Accounting Officer)

/s/ *                                                              Director                                   June 11, 2002
----------------------------------
Samantha Lam

/s/ *                                                              Director                                   June 11, 2002
----------------------------------
Sara Lam

                                                         Vice President of Development
/s/ *                                                    And Engineering and a Director                       June 11, 2002
----------------------------------
Vernon Priest

/s/ *                                                      Secretary and a Director                           June 11, 2002
----------------------------------
Tina Giacalone

/s/ *                                                          Vice President of                              June 11, 2002
----------------------------------                      Public Relations and a Director
Clinton Beckwith

/s/ *                                                       Chief Operating Officer
----------------------------------                              and a Director                                June 11, 2002
Redding Stevenson

*By: /s/ Soloman Lam
----------------------------------
Soloman Lam, Attorney-in-Fact